Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS REVENUE OF $2.1 MILLION

FOR SECOND QUARTER 2015

Richardson, Texas — August 10, 2015 — Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today financial results for the three and six months ended June 30, 2015.

Intrusion’s net loss was $4 thousand in the second quarter 2015, compared to net loss of $22 thousand in the second quarter 2014.

Revenue for the second quarter 2015 was $2.1 million compared to $1.8 million in the second quarter 2014.

Gross profit margin decreased to 62 percent of revenue in the second quarter of 2015 compared to 66 percent in the second quarter 2014 due to changes in product mix.

Intrusion’s second quarter 2015 operating expenses were $1.3 million compared to $1.2 million in the second quarter 2014.

As of June 30, 2015, Intrusion reported cash and cash equivalents of $1.0 million, a working capital deficiency of $1.4 million and debt of $1.9 million.

“Profitability reached near breakeven in the second quarter with revenue growing 15% to $2.1 million compared to second quarter 2014,” stated G. Ward Paxton, President and CEO of Intrusion. “More important was the distribution of sales between Savant and TraceCop.  Sales for Savant reached $760 thousand or 36% of total sales for the quarter,” Paxton concluded.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until August 17, 2015 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 7223475.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, regulated information compliance, data leak prevention, and data privacy protection and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, the Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	June 30,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and cash equivalents	$978	$1,006
Accounts receivable	1,510	737
Inventories, net	12	12
Prepaid expenses	115	105
Total current assets	2,615	1,860

Property and equipment, net	516	391
Other assets	50	61
TOTAL ASSETS	$3,181	$2,312

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$957	$862
Dividends payable	89	20
Obligations under capital lease, current portion	190	145
Deferred revenue	1,240	442
Loan payable to officer	1,530	—
Total current liabilities	4,006	1,469

Loan payable to officer	—	1,530
Obligations under capital lease, noncurrent portion	196	130

Stockholders’ Deficit:
Preferred stock, $0.01 par value:
Authorized shares — 5,000 Series 1 shares issued and outstanding—200 Liquidation preference of $1,037 as of June 30, 2015	707	707
Series 2 shares issued and outstanding—460 Liquidation preference of $1,183 as of June 30, 2015	724	724
Series 3 shares issued and outstanding—289 Liquidation preference of $649 as of June 30, 2015	412	412
Common stock, $0.01 par value:
Authorized shares — 80,000 Issued shares — 12,622 in 2015 and 12,471 in 2014 Outstanding shares — 12,612 in 2015 and 12,461 in 2014	126	125
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	56,491	56,382
Accumulated deficit	(59,012)	(58,698)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(1,021)	(817)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,181	$2,312

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$2,069	$1,805	$3,784	$3,399
Cost of revenue	782	616	1,414	1,192

Gross profit	1,287	1,189	2,370	2,207

Operating expenses:
Sales and marketing	444	352	942	775
Research and development	511	520	1,049	999
General and administrative	310	313	641	666

Operating income (loss)	22	4	(262)	(233)

Interest expense, net	(26)	(26)	(52)	(59)

Income (loss) before income taxes	(4)	(22)	(314)	(292

Income tax provision	—	—	—	—

Net income (loss)	$(4)	$(22)	$(314)	$(292)

Preferred stock dividends accrued	(35)	(34)	(69)	(71)
Net income (loss) attributable to common stockholders	$(39)	$(56)	$(383)	$(363)

Net income (loss) per share attributable to common stockholders: Basic	$0.00	$0.00	$(0.03)	$(0.03)
Diluted	$0.00	$0.00	$(0.03)	$(0.03)

Weighted average common shares outstanding:
Basic	12,612	12,419	12,584	12,356
Diluted	12,612	12,419	12,584	12,356